Exhibit 99.2

from Farmers to from Areas of Abundance to Areas of Need Destination Customers 2009 Business Review

why  invest  Food fuels us, and nutritious, safe ingredients  support the quality of our lives. Viterra Inc. (Viterra) is in a unique position to fulfil rising demands for food ingredients now and well into the future. Viterra has: - the best connections to the world - dual origination capabilities - the most efficient asset base - predictable earnings and cash Flow - a solid balance sheet - experienced management Viterra expanded its origination capabilities in 2009 through its purchase of ABB Grain Ltd. (“ABB”) of South Australia.

Today, Viterra is in the enviable position of operating the most efficient assets in Western Canada, the prime growing region in

Canada, and the majority of assets in South Australia,

a key region for production of canola, wheat and barley.

The chart above illustrates the estimated combined

2010 crop production from Western Canada and Australia.

wheat 46.3 mmt

canola 13.6 mmt

barley 17.2 mmt

oats 3.8 mmt

Special crops 3.6 mmt

peas 3.8 mmt

flax 0.9 mmt

Sources: Statistics Canada, December 3, 2009 Field Crop Reporting Series and Australian Bureau of Agricultural and Resource Economics (ABARE), December, 2009

trading offices

production estimates for western Canadian and Australian crops

Viterra provides premium-quality ingredients to leading global food manufacturers. Headquartered in Canada, the global

agri-business has extensive operations across Western Canada,

Australia, and New Zealand, with Adelaide, Australia as the

base for Viterra’s Southeast Asia operations. Our growing

international presence also extends to operations in the United

States, offices in Japan, Singapore, China, Switzerland and

a marketing joint venture in India. We operate businesses

in grain handling and marketing, agri-products, food and

feed processing, and financial services. Our expertise,

close relationships with farmers, and superior logistical

assets ensure the Company consistently meets the needs

of the most discerning destination customers, helping to

fulfil the nutritional needs of people around the world.

at Viterra,

we recognize the growing global demand

for food and the increased opportunity

to connect farmers with destination

customers around the world.

By extending our reach, we are better

positioned to capitalize on the growing

global market for grains and oilseeds.

With connections to farmers on both sides

of the equator, we have geographically

diverse sources of supply.

And by enhancing and establishing new

relationships with destination customers

in more than 50 countries, we are able

to recognize and address the specific

needs of food processors worldwide.

contents

2 letter to shareholders

6 financial highlights and 2009 scorecard

8 viterra at-a-glance

10 “connecting” features

24 Board of directors and officers of viterra

Shareholders

Letter

to

creating

connections

Fiscal 2009 was a defining year for Viterra,

one that broadened our global presence and

established our leadership position in the supply

of high-quality food ingredients to customers

around the world.

Through our combination with ABB Grain Ltd

(“ABB”) in Australia, we gained a strong and

strategically important foothold with new sources

of supply in close proximity to growing markets in

Asia. Viterra now has facilities and offices on four

continents, giving us a greater ability to meet the

growing demand for food ingredients throughout

the world.

Our growth in 2009 represents another significant

step in the transformation of our Company. Over

the past decade, we have shown great resilience

and discipline, establishing a reputation for

efficiently run operations and the delivery of

high-quality products and services. The benefits

have translated into significant growth in market

capitalization, which, since January 2005, has

increased from approximately $80 million to nearly

$4 billion today, demonstrating the steady progress

of our operational excellence and growth strategies

and the continuing support of our investors.

Now we are focused on the further expansion of

our enterprise, and we are creating connections

that add to our ability to serve shareholders,

destination customers, farmers, and employees.

With urbanization in many countries reducing the

amount of arable land, food producers are being

asked to do more with less. This rising demand for

agricultural productivity must be achieved without

compromising the land and resources needed for

long-term, sustainable production.

Viterra’s people bring a range of knowledge

and perspectives that are ideally suited to

address this challenge, and our commitment

to innovation and performance excellence will

amplify our opportunities.

Driven by an entrepreneurial spirit, we will build on

our position of strength and enhance our brand as a

leading provider of high-quality food ingredients.

combining Performance With growth

While commodity prices declined in 2009

relative to 2008, the demand for food – and the

value of food ingredients – is expected to increase

over the long term. The Food and Agriculture

Organization (“FAO”) of the United Nations

estimates that prices for food commodities will be

at least 25% higher in the decade ahead.

These projections are in keeping with our

analysis and are the foundation upon which we

are identifying our future path for growth. At the

same time, we remain firmly focused on optimizing

operational performance to ensure that we are

delivering value from our strategic position in

the marketplace.

In fiscal 2009, our consolidated sales and other

operating revenues reached $6.6 billion, which

compared to $6.8 billion in 2008. Operationally,

. Viterra 2009 Business Review

Viterra performed well in an environment of

declining commodity prices, particularly in our

grain operations, where we shipped 17.0 million

tonnes of grains and oilseeds, a record for our

North American operations. In Agri-products, we

stayed focused on delivering to our customers’

specific needs, even while experiencing some

challenging weather early in the growing season.

We saw fertilizer pricing and margins significantly

impact financial performance in that segment.

Net earnings were $113.1 million for 2009,

or $0.45 per share compared to $288.3 million or

$1.31 per share in 2008. Cash flow from operations

remained strong at $223.4 million, while free cash

flow (prior to working capital changes and after

capital expenditures) was $148.1 million.

I invite readers to review Management’s

Discussion and Analysis, which is contained in

our Financial Review, for a thorough discussion

of our 2009 performance.

We executed our transaction with ABB and, as

promised, retained a very strong balance sheet.

The total value of this transaction was $1.4 billion,

achieved through an offering to ABB shareholders

of a combination of equity and cash, in which

ABB shareholders elected the maximum share

consideration. The transaction was completed

on September 23, 2009. At October 31, 2009, our

total debt-to-capital ratio was 31%, and we had

over $1 billion of cash and short-term investments

on the balance sheet.

The integration of our Australian operations will

create cross-pollination – bringing together the

best systems, ideas and people from two distinct

agricultural regions. We anticipate benefits on

both sides, making Viterra a stronger Company

globally. Current expectations are for synergies of

approximately $30 million, delivered we believe,

over the next 24 months.

We completed the year as a more geographically

diverse Company, yet we maintained the financial

stability that has become our hallmark. It is this

discipline that will allow us to explore additional

opportunities as we move forward, while being

careful stewards of the financial resources

entrusted to us by our shareholders and lenders.

Our investment guidelines and profile are clear:

we strive for profitable growth by investing to

earn more than our cost of capital. We intend to

maintain a healthy balance sheet with a debt-to capital

ratio of between 30% and 40%. We prefer

existing businesses with a low risk profile and

that naturally fit our core competencies. Where

we see a strategic fit or opportunities to acquire

companies that are scalable and are consistent

with our value-chain approach, we will act.

the growing focus on food

There is a fundamental driver behind our business:

the world is going to need more food.

The global population is expected to increase

from its current 6.8 billion people to 9.0 billion

by 2050. To meet the needs of this burgeoning

population, it is estimated that food production

must increase by 70%, with an additional 1 billion

tonnes of cereal crops and 200 million tonnes of

meat requirements.

While these are long-term projections, it is

important to note that the impact is a reality today.

It is an ongoing story – and one that is unfolding

at an increasingly rapid rate.

Countries around the world will be required to

significantly increase their investment in seed

technology, fertilizer and infrastructure to support

additional food production. Viterra’s value chain is

built around these growing needs.

Viterra 2009 Business Review .

$1 billion

as at October 31, 2009

Viterra has over $1 billion of cash and short-term investments.

$80 million — 2005, January 31

$4 billion — 2009, October 31

Viterra's market capitalization has grown to nearly $4 billion.

31%

as at October 31, 2009

Debt-to-capital ratio.

The key, however, is our ability to collect and market grain to geographically diverse areas. Our high throughput port terminals on Canada's West Coast are an important gateway to the Pacific Rim, while Thunder Bay, Ontario serves Europe and the United States ("U.S."). Our Australian operations optimize movement of grain and non-grain commodities to Asian countries and provide another source by which we can satisfy customers.

Our global operations provide access to the largest export origination for the core ingredients we handle. Canada and Australia comprise over 40% market share of the world's aggregate wheat, barley and canola exports. With our geographic diversity, multiple originations and shipping capabilities, we can arbitrage vessel logistics, a valuable advantage as we build relationships with destination customers around the world.

In November, we opened an international trading office in Geneva, Switzerland. It is strategically located in the commodity trading capital of the world. Our team is responsible for developing new relationships and identifying opportunities in European regions where a large portion of the world's new grain production will be grown in the future.

Some areas, like the Black Sea region of eastern Europe, will play an increasingly important role in addressing global food demand, but the area also presents greater risk. According to the U.S. Food and Agriculture Policy Research Institute ("FAPRI"), net trade exports of wheat, barley and canola from this region alone will increase by 7.6 million tonnes over the next 10 years. That makes it important for us to start building relationships in this area. We will approach the region with the same patience and diligence that has characterized our previous actions.

In other areas of the world, our trading offices in Japan, Singapore and China put us closer to destination customers, providing us better insights and understanding of their needs and challenges, while accessing better market intelligence on a global scale.

Much change is occurring around the world, and we must be prepared. For instance, it has been reported that Saudi Arabia will end domestic wheat production by 2016 to conserve water. This could result in imports of more than 2.5 million tonnes of wheat per year. In order to be competitive, Canada – and Viterra as the largest grain company in this nation – must ensure that we are efficient, competitive, and have high-quality products available to meet these growing appetites.

Given the anticipated rise in global food consumption, we believe our activities now position us for growth and success in the years ahead.


Geneva

4 Viterra 2009 Business Review

 Viterra 2009 Business Review

NORTH

AMERICA

Wheat, Feed Barley,

Malt Barley, Canola,

Durum, Flax, Mustard,

Oats, Rye, Pulses, etc.

ASIA

Wheat, Malt Barley,

Feed Barley, Canola,

Canary Seed, Mustard,

Cottonseed, Pulses, etc.

SOUTH

AMERICA

Wheat, Malt Barley, Beans,

Canary Seed, etc.

AFRICA

Wheat, Durum,

Beans, Mustard, etc.

SOUTHERN EUROPE

Wheat, Durum, Peas,

Lentils, Beans, Mustard, etc.

NORTHERN EUROPE

Wheat, Oats, Mustard, Flax,

Canary Seed, Pulses, etc.

AUSTRALIA

Wheat, Barley, Malt Barley, Canola,

Durum, Mustard, Oats, etc.

MIDDLE EAST

Wheat, Barley, Canola,

Feed Barley, Pulses, etc.

a level of trust

While our physical assets are essential for our

success, Viterra is also distinguishing itself through

our commitment to reliable supply, food quality and

food safety.

Viterra has transformed from a handler of raw

commodities to become a preferred supplier of

high-quality food ingredients, with operations

tailored to meet the specific needs of destination

customers around the world. We have designed

systems and processes that protect the integrity

of the ingredients supply, allowing us to build

stronger connections to world-class business

partners and enabling us to receive a premium

for our products.

In short, we have established a level of trust that

is deeply valued by customers, employees and

our communities.

This begins with our commitment to Viterra’s

core values of integrity, trust, respect and high

performance. By remaining steadfast in our

commitment to these values, we have given

our people the ability to take pride in their

Company – and they, in turn, have made us

exceedingly proud of their efforts.

This becomes an important point of differentiation

– one that helps us attract the brightest employees

and the best customers. This is an important

building block for our Company, one we will defend

vigorously as we continue to grow.

a Platform for groWth

As we look ahead to fiscal 2010 and beyond, we

believe we are well positioned to continue to

deliver results for our stakeholders.

We have the infrastructure to compete on a global

level and the relationships to fuel future growth.

Most importantly, we have built a team of people

who are committed to our vision and goals, who are

motivated to help Viterra achieve new levels of

success and who are relentlessly focused on

creating value.

Given the increasing importance of food

ingredients, we expect considerable

opportunities to generate additional value for

our stakeholders, particularly in the value-added

sector. In North America, we intend to expand our

service offerings and agri-products retail presence

and bring more proprietary products to farmers to

reduce their risk. In our processing operations, we

will look for acquisitions that enable us to capitalize

on core capabilities while addressing the growing

demand for healthy food ingredients.

Our ability to achieve this will always be closely

linked to our core values and our continued

commitment to serving the farmers, destination

customers and communities who view Viterra as

a trusted business partner.

Creating connections is about building on these

relationships. It is about connecting supply and

demand and farmers to consumers to build a

successful, enduring and prosperous future for

our Company.

viterra’s gloBal marKets

Viterra exports premium-quality

ingredients to over 50

countries worldwide.

[sig] Mayo Schmidt President and Chief Executive Officer

financial highlights

SELECT CONSOLIDATED FINANCIAL INFORMATION

(in thousands – except per share amounts)

	Actual 12 Months Ended October 31, 2009[1]	2008
Sales and other operating revenues	$ 6,635,572	$ 6,777,566
Gross profit and net revenues from services	$ 849,963	$ 1,026,831
Operating, general and administrative expenses	(526,265)	(494,227)
EBITDA*	323,698	532,604
Amortization	(109,141)	(106,832)
EBIT*	214,557	425,772
Gain (loss) on disposal of assets	(10,314)	1,263
Integration expenses	(10,191)	(14,622)
Net foreign exchange gain on acquisition	24,105	0
Recovery of pension settlement	0	3,356
Financing expenses	(61,163)	(37,785)
Earnings before taxes	156,994	377,984
Provision for corporate taxes		
Current portion	(14,144)	(19,422)
Future portion	(29,723)	(70,280)
Net earnings	$ 113,127	$ 288,282
Earnings per share	$ 0.45	$ 1.31

[1] These results include the operations of Viterra Australia effective September 24, 2009.

* See Non-GAAP Measures in Section 18 of Viterra's Annual Financial Review or online at Viterra.ca

CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES

(in thousands)

	Actual 12 Months Ended October 31, 2009[1]	2008
Net earnings	$ 113,127	$ 288,282
Adjustments for items not involving cash	110,296	167,984
Cash flow provided by operations*	$ 223,423	$ 456,266
Changes in non-cash working capital items	233,940	(172,545)
Cash flow provided by (used in) operating activities	$ 457,363	$ 283,721
Free Cash Flow*		
Cash flow provided by operations*	$ 223,423	$ 456,266
Property, plant and equipment expenditures	(75,283)	(55,583)
Free Cash Flow	$ 148,140	$ 400,683

[1] These results include the operations of Viterra Australia effective September 24, 2009.

* See Non-GAAP Measures in Section 18 of Viterra's Annual Financial Review or online at Viterra.ca

2009

Geographically expand core capabilities, focusing on regions that originate wheat, canola and barley

Establish an integrated marketing and trading group to extend origination pipeline and expand international trading and logistics

Invest in grain handling and agri-products to establish Viterra as the supplier of choice

Invest in value-added businesses to increase contributions from processing

Enhance operational excellence to reduce costs and improve efficiency

Establish Corporate Responsibility framework/ commitment

6 Viterra 2009 Business Review

 Viterra 2009 Business Review

strategic objectives scorecard

viterra ironman 70.3 Calgary raised funds for the shock trauma air rescue society (stars), a non-profit charitable organization dedicated to airborne intensive care to critically ill or injured patients.

- Acquired ABB for $1.4 billion, establishing Viterra as the leading

South Australia agri-business

- Completed $450 million subscription receipt offering for ABB acquisition

24

global trading experts

supporting Viterra’s international activities

and expansion

- Opened marketing office in Geneva, Switzerland

- Added trading and chartering expertise to Viterra’s portfolio

- Established Indian joint venture to extend pulses and special crops pipeline

45%

Western Canadian market share

Six major grains

- Introduced 11 private label crop protection products in Western Canada

- Expanded western Canadian equipment sales network

- Invested $37 million to upgrade North American infrastructure

- Acquired eight agri-product retails for a total of 259 locations in Western Canada

$1.5 billion

value of assets

acquired in 2009

- Acquired a canola crush facility with annual processing capacity of 345,000 tonnes

- Acquired ABB’s malting business increasing Viterra’s malt processing capacity by 500,000 tonnes

9.5 days

Viterra’s average

rail cycle time

versus industry standard of 15 days

- Created an integrated global information technology platform

- Centralized oat procurement into Viterra

- Launched Viterra brand corporate-wide

- Completed comprehensive baseline assessment of Viterra’s sustainability practices against global assessment criteria

- Established a Safety, Health and Environment committee of the Board

- Donated $1.2 million to charities and organizations focused on health,

wellness and safety

In fiscal 2010, Viterra will be reorganized into

three distinct business units: Grain Handling and

Marketing; Agri-products, which will include

Viterra

at-a-glance

Financial Products; and Processing (Food and Feed).

grain handling and marketing

As the largest grain handler in Canada and one

of the largest grain exporters in South Australia,

Viterra’s sourced and marketed grain is delivered

to customers in more than 50 destination countries.

Our industry leading elevator network across

Western Canada and port facilities in Vancouver,

British Columbia, Prince Rupert and Thunder Bay,

Ontario have helped us achieve 45% of Western

Canada’s market share. With more than 100

elevators in Australia and eight export shipping

terminals, we hold a significant share of the

Australian grain market.

Shipments millions of tonnes

2008

14.7

2009

17.0

Segment EBITDA $ millions

2008

2009

299.3

247.9

2

agri-Products

Through our retail locations, Viterra provides

thousands of farmers with the inputs they require

to optimize their crop investment. Products and

services include seed, fertilizer, crop protection

products, equipment and expert agronomic advice.

Our dedicated research and development focuses

on new seed varieties tailored to meet the needs of

destination customers and farmers.

Viterra’s wool operation, an important link in our

Company’s relationship with farmers in Australia,

extends to the states of South Australia, Western

Australia and Victoria. Viterra acts as a broker, direct

buyer, and exporter in this industry.

Sales $ millions

2008

1,686.3

2009

1,631.0

EBITDA $ millions

2008

2009

276.9

122.6

. Viterra 2009 Business Review

FISCAL 2009 EBITDA BREAKDOWN

(Prior to corporate expenses)
Includes contributions from ABB from September 24 to October 31, 2009


GRAIN 59.5%
AGRI-PRODUCTS 31.7%
PROCESSING 8.8%


3

FOOD PROCESSING

Viterra is involved in oat and canola processing in North America and malt processing in Canada and Australia. As one of the world's largest industrial oat processors, we produce quality oat products for all the major cereal and breakfast bar brands. We are the largest maltster in Australia with 63% of that country's malt production, supplying major brewers in Asia and Australia.


4

FEED PRODUCTS

With custom mills and operations throughout Canada, the U.S. and New Zealand, Viterra provides animal feed products and nutrients to the dairy, beef, poultry, sheep and swine industries. This provides stable, non-seasonal margins, creates end-markets for our grain, and diversifies our customer base.


5

FINANCIAL PRODUCTS

To support the purchase of critical crop inputs and feed, Viterra also provides the means for our customers to finance those purchases. Through our growing credit programs and alliance with a major Canadian financial institution, we extend up to $1.5 billion in farmer loans annually. This diversifies our revenue streams and deepens our relationship with our customers.


Sales
$ millions
2008 198.3
2009 280.8
EBITDA
$ millions
2008 29.0
2009 23.8


Sales
$ millions
2008 625.9
2009 660.3
EBITDA
$ millions
2008 (6.1)
2009 12.8


Gross Profit
$ millions
2008 13.5
2009 15.6
EBITDA
$ millions
2008 8.8
2009 9.6

Viterra 2009 Business Review 9

Areas of Surplus TO Areas of Need

connecting… the global food story

With growing demand in developing regions, Viterra plays an integral role in moving food ingredients to where they have the greatest value.

The long-term picture of global food demand – and the challenges facing food producers and suppliers – is becoming increasingly clear. We are at a time when international organizations are recommitting their efforts to advance agriculture. Both population and economic growth in developing regions are forecast to outpace those of wealthier regions.

Within the global context, trade flows of agricultural commodities are about to shift. According to the FAO of the United Nations, the world's population is expected to grow by approximately 40% over the next four decades, with the vast majority of that growth occurring in Asia and Africa. In fact, 80% of the world's population is expected to be found on these two continents.

Asia, Africa and the Middle East will experience significant economic growth, with current projections targeting annual growth of up to 5% in many countries. With more money, their people are expected to spend more on nutritious food.

With consumption in these regions doubling over the next 40 years, increased production of cereal crops and meat will be required.

At the same time, the average amount of arable land per person is expected to decline from approximately 0.23 hectares per person in 2002 to 0.19 per person by 2025. In addition to feeding more people, we must find ways to improve the productivity of the land used to grow commodities. It will require education and investment in developing nations. It will require new technologies, appropriate fertilizer application rates and improved infrastructures to ensure our commodities reach their markets.

Growth on this scale will reshape crop production and distribution, with increased competition for high-quality, nutritious food ingredients.

This creates a new global challenge: moving food ingredients from areas of high production to areas of need.

THE SHIFT IN GLOBAL GRAIN TRADE

The anticipated increase in demand for grains and oilseeds in Asia and Africa is expected to have an equally significant impact on countries that export food ingredients.

According to the FAPRI, world trade in wheat, barley and canola is expected to increase by 14% over the next 10 years. This includes a 14% increase in wheat trade, a 21% increase in canola and a 6% increase in barley.

There are new opportunities for Australia and eastern Europe, which benefit from their proximity to rapidly expanding markets. Australia's infrastructure and productivity is more advanced than eastern Europe, particularly the Black Sea region. However, there is room for significant yield enhancements with the introduction of new seed technologies and increases in crop input application rates.


Russia
Belarus
Ukraine
Moldova
Kazakhstan
Kyrgyzstan
Uzbekistan
Bulgaria
Black Sea
Georgia
Turkmenistan
Armenia
Azerbaijan
Tajikistan

COMMONWEALTH OF INDEPENDENT STATES (CIS)

10 Viterra 2009 Business Review

Viterra 2009 Business Review

Fanta Bernath Mace, Operations Manager,

Geneva, Switzerland.

Joining Viterra in 2009, Fanta’s years of global commodity

trading experience deepens the connections to our

customers. Speaking six languages, she represents

Viterra’s growing multilingual diversity.

oPen for Business – in manY languages

A global company needs to reflect its global

customer base, which is why Viterra has

aggressively established a market presence

in the areas we intend to do business.

Our success in attracting and retaining

customers around the world depends on

our ability to build relationships with people

who understand the unique advantages

of doing business with Viterra.

change in gloBal intra-regional

trade floWs, 2009 to 2019

Wheat, Barley and Canola (000s)

In the Commonwealth of Independent

States (“CIS”), there are vast tracts of land

out of production. The balance of land,

as well as the agricultural marketplace,

is operating well below its capacity.

The Black Sea region holds more potential

for the production of grains and oilseeds than

anywhere else on the planet. Despite political

uncertainty, this region simply cannot be ignored.

As an example, growth in wheat yields from

1.5 to 2.2 tonnes per hectare in Russia, Ukraine

and other CIS countries from 2000 to 2019

represents a 43% increase; whereas growth

in western Europe from 5.0 to 5.8 tonnes per

hectare is only a 16% increase. As a result, wheat

production from these nations is forecast to grow

from about 65 million tonnes in the year 2000

to 114 million tonnes by 2019. Barley production

is forecast to grow from 21 million tonnes to

35 million tonnes over the same period, and

canola production is expected to grow from

350,000 tonnes to 5.7 million tonnes by 2019.

By increasing production, largely through capital

investment in infrastructure and improved

agricultural practices, these regions are in the

best position to capitalize in the years ahead.

reaching PeoPle

While many agriculture companies are focused on

corn, which is largely used as feed for animal

production, Viterra is uniquely positioned as a

global leader in food ingredients for human

consumption, specializing in wheat, barley, canola,

oats and peas, to name a few.

Viterra is strategically located in the world’s

top grain exporting countries, a significant

competitive advantage that allows us access to

the origination needed by global food companies.

Viterra can ship up to 24 million tonnes annually

from Australia and Canada, providing a secure

supply to food processors who rely on ingredients.

NORTH

AMERICA

213 MT

EU

3,319 MT

EASTERN EUROPE/CIS

7,644 MT

AUSTRALIA

5,766 MT

AFRICA AND

MIDDLE EAST

(10,330 MT)

Change in

R.O.W.* IMPORTS

(2,230 MT)

ASIA

(7,290 MT)

LATIN

AMERICA

2,910 MT

NET

IMPORTER

NET

EXPORTER

*R.O.W. – Rest of World

This map indicates the change in net

trade flows between 2009 to 2019 in world

regions for Viterra’s core commodities

– wheat, barley and canola.

In 2019, a total net trade increase of 17 mmt

is expected from the current level of 123 mmt.

Increased demand from Asia and Africa will be

satisfied by eastern Europe, the European Union

(“EU”) and Australia.

Source: FAPRI 2009 U.S. and World Agricultural Outlook

connecting…

to the world

Around the world, around the clock: Viterra’s

strategic expansion has created a platform to

capitalize on growth in global food demand.

We connect farmers and destination customers

of grains, oilseeds and other food ingredient

commodities through origination, processing,

marketing and logistics capabilities and services.

Our growing presence in North America, Australia

and New Zealand is complemented by our position

in the world’s key trading hubs.

Our International Grain Group has extended

our ability to manage global trade flows of food

ingredients, as well as global freight activities and

arbitrage opportunities, while managing price risk.

The network developed by the International Grain

Group has them in communication with destination

customers daily. The knowledge Viterra gains is relayed

back to our origination markets, where teams work to

source the quality agricultural ingredients required to

position the right products at the right time.

Through our integrated network, we have increased

our ability to capture greater margins from each

tonne of grain grown, and we have strategically

located Viterra in regions where new origination

markets can be tapped and value-added opportunities

explored. Viterra has established Singapore as its

regional marketing hub in Asia to support and

extract additional value from its acquisition of ABB.

The Company’s trading leads for wheat and pulses

are located there. In addition to securing new sales

for these important ingredients, they are responsible

for developing trading opportunities for oils and

proteins, as well as freight logistics.

Our presence in China offers greater opportunities

to import, trade and distribute food ingredients

throughout the country, while our 60% owned joint

venture in India provides a centre for marketing

and distribution.

Management of our key Japanese accounts

occurs from Tokyo, where marketers deal with all

commodities. Established in 1975, Viterra’s office

leverages our long-standing connections in this

region, matching needs to our origination capabilities

in North America and Australia.

In November, we opened our trading office in

Geneva, Switzerland, gaining an important foothold

in the heart of the world grain trade. The Geneva

team is responsible for all of the trade in central and

eastern Europe, as well as in the Middle East, Africa

and the Black Sea region.

Global canola accounts, freight risk management, feed

grains and the protein trade for Japan, Latin America

and South America are managed from Vancouver,

British Columbia, our North American gateway to

world markets.

Viterra has established a global multilingual team of

experts in key agricultural markets around the world,

who are connecting our operations to the growing

demand for quality food ingredients, expanding

Viterra’s integrated pipeline and enhancing our value

proposition for all stakeholders.

Opportunities

Operations

to

Singapore

don Chapman, Senior Vice-President, International Grain;

Christian Joerg, Vice-President and Managing Director,

Europe; eiichi satoh, President, Viterra Japan; and

Stephen Yu, Vice-President and Managing Director, Asia.

.. Viterra 2009 Business Review

As one family sits down for

dinner in Canada, another is

waking for breakfast in Japan.

All day, every day – demand for

healthy, nutritious food ingredients

continues somewhere in the world.

That is the nature of the global food

industry and the nature of Viterra.

The new facility, which is capable of loading

Panamax-size vessels, will significantly boost South

Australia’s competitiveness in exporting premium

grain to the world.

In the past, the grain industry in South Australia

lacked a terminal capable of fully loading these

large-sized vessels. The opening of our deep-sea

port ensures Australia maintains its competitive

shipping advantage to the Middle East and Asia.

Viterra’s site, which is expected to become the

preferred grain export facility for all grain on the

eastern side of St. Vincent’s Gulf, will provide cost

and time efficiencies to all industry participants.

Outer Harbor features include:

• 10 steel storage bins, with a total capacity of

65,000 tonnes.

• A 3.5 kilometre rail loop encircling the storage

bins allows for continuous unloading of trains.

Trains can be unloaded at a rate of 2,400 tonnes

per hour.

• The site can simultaneously receive grain by truck

and train, with the unloading rate for trucks at

800 tonnes per hour.

• Grain takes just five minutes to be conveyed from

the site’s storage to the ship’s hold at the wharf,

approximately one kilometre away.

Securing the future of South Australia’s grain

industry, the opening of Viterra’s Outer Harbor

was celebrated in January 2010.

South Australia

Viterra opened its new state-of-the-art deep-sea grain terminal at South Australia’s Outer Harbor in the fall of 2009.

3PM

6PM

MIDNIGHT

8AM

9:30AM

.. Viterra 2009 Business Review

connecting…

with our customers

The foods that line the shelves of your local grocery

store or the tables of an open-air market no longer

reflect the simple processing of raw commodities.

For many food processors, the art of cooking

begins with the right seed varieties and crop

development practices.

Our relationships with farmers are an integral part

of Viterra’s value equation, reflecting our ability to

deliver nutritional ingredients that meet the exact

specifications requested by destination customers.

Take, for example, the path that exists between

a farmer’s vibrant green durum crop in Western

Canada and an Italian pasta maker – a path that is

shaped by Viterra.

growing the right ingredients

As consumers become increasingly aware of the

quality and nutritional value in the foods they

choose, these attributes provide a significant point

of differentiation for farmers, destination customers

and Viterra.

Viterra’s strength in research and development, and

its connection to food processors around the world,

places it in a unique position in the value chain.

For example, over 10 years ago, Viterra recognized

that the market was looking for a durum wheat

with better gluten strength. Viterra worked with

Agriculture and Agri-Food Canada in the research

and development of AC Navigator, a high-yielding,

identity preserved (“IP”) durum seed variety.

During fiscal 2009, Viterra contracted farmers to

grow about 430,000 acres of AC Navigator. Along

with receiving contracting premiums for the acres

of AC Navigator that are grown, this seed variety

gives Viterra’s farm customers access to unique

international marketing opportunities.

Viterra is creating a secure supply chain between

farmers and destination customers, capturing the

value that comes from providing safe, nutritious

food ingredients.

Destination Customer

Producer

to

1. In a pan fry the chopped onion,

bacon cut into thin strips, and

then the hot pepper. Aside dip the

tomatoes in boiling water, then

peel them removing seeds and

then cut them into small chunks.

2. When the onion and bacon are

brown, add tomatoes. Then season

with the salt and pepper. Stir. Add

a couple of tablespoons of water if

the sauce is too thick.

3. Cook Bucatini Barilla in plenty of

salted water. Drain al dente. Mix

together with sauce. Sprinkle with

grated Romano cheese before

serving.

This is a fast simple country recipe. It is one of

the most famous in the Italian cuisine. It comes

from Amatrice, a small village in the area of Rieti

in the Lazio region.

350 g Bucatini Barilla

600 g Fresh tomatoes,

peeled and chopped

100 g Bacon, cut thinly

1 Small onion

30 g Pecorino cheese

6 T Extra virgin olive oil

Red hot pepper

Salt and pepper

to taste

Barilla’s Bucatini all Americana The pasta is made from Viterra’s AC Navigator Durum

.. Viterra 2009 Business Review

Barilla, one of Viterra’s premium Italian pasta processing

customers, relies on AC Navigator as a

main ingredient in its semolina pasta varieties.

Barilla has developed a reputation for quality-

finished pasta products that meet its customers’

discerning standards for taste and nutritional value.

For Viterra, because it has exclusive marketing

rights on this variety, all AC Navigator must be

delivered to and shipped from one of its facilities.

It is a strategy that generates margins at

each touch point in the value chain.

delivering quality

The special connection between farmers and

destination customers goes beyond seed

technology. Viterra works with farmers to optimize

yields and, through our IP programs, handles

their raw commodity and segregates it through

the system so that Barilla receives only

the ingredients that are suitable for its pasta making

operations.

Viterra maintains certification to internationally

recognized standards for quality and food safety

in its grain handling operations in both North

America and Australia. These standards include

ISO 9001, a Quality Management System that

focuses on product quality, consistency, continual

improvement and meeting our destination

customers’ requirements. ISO 22000, a Hazard

Analysis Critical Control Points (“HACCP”) based

food safety management system, is designed to

protect the food supply from biological, chemical

and physical hazards through controls such as Good

Operating Practices and Critical Control Points.

These standards allow Viterra to analyze critical

control points throughout the processing and

shipping cycles, and establish limits, preventive

measures and monitoring systems to ensure

the integrity of the processes and products. As

a result, farmers can be assured that the integrity

of their crop quality is maintained and the value

of their premium crop is protected. Destination

customers like Barilla have the confidence they are

consistently sourcing ingredients through a trusted

supplier – a key connection required to build

consumer loyalty.

Viterra’s quality management and food safety systems

follow the highest standards. Marla Orcherton, Grain

Inspector III, Quality Control Lab, assesses a sample

of grain in Regina, Saskatchewan.

Viterra’s durum varieties provide farmers with

excellent yield potential and access to unique

market opportunities.

.. Viterra 2009 Business Review

connecting

the links in our value chain

Results

Research

to

connecting…

grain handling

Viterra’s integrated value chain strengthens our

connections to farmers and destination customers,

presenting opportunities to generate returns at

every stage.

Farmers and food processors look to Viterra to

do more than market raw commodities. We are

active throughout the food production process,

from developing innovative seed technologies to

financing farm input purchases and processing

finished food ingredients.

By connecting with our customers across this value

chain, we identify areas where we can create and

capture more value – through the sale of proprietary

farm inputs, blending and marketing of grains and

oilseeds, and processing of primary commodities

into quality-specific feed and food products.

With this comes the additional benefit derived

from our relationships with farmers, who depend

on Viterra to identify the best markets for their

production, and from destination customers, who

gain a secure supply to support their businesses.

offering solutions through the

Production cycle

The broad reach of our agri-products business allows

us to build relationships with farmers at each stage of

their crop planning and production cycle.

Viterra operates 259 retail locations throughout

Western Canada and six in Australia, selling our seed,

crop protection products, fertilizers, equipment, and

providing agronomic services and financing. We are

exploring new opportunities to expand these services

in Australia.

We recently introduced our proprietary seed variety,

Brassica juncea canola, which is sold under the

trademark XCEED™ in Canada and was launched

last year in Australia. This product was developed

to increase production in hotter and drier nontraditional

canola production areas. We expect to

similarly benefit in Canada from the substantial

investment that the Australian operation has made in

the development of barley and malt barley varieties.

research and development

financial Products

agri-Products

More than 50% of the seeds we sell in

Canada are proprietary varieties that

earn higher margins than public varieties.

Volume and efficiency

are critical to Viterra’s

profit profile in grain

handling and marketing.

.. Viterra 2009 Business Review

Viterra is a leading supplier of oats used in breakfast cereals and healthy snacks.



FOOD PROCESSING

CONNECTING FARMGATE TO CONSUMER

Grain handling and marketing remain fundamental components of our value chain, as we earn revenues from farmgate to delivery to destination customers in domestic and foreign markets.

In Canada and Australia, we operate:

- 190 grain handling facilities
- 13 dedicated port facilities
- 11.4 million tonnes of storage capacity



FEED PRODUCTS



LOGISTICS



MARKETING/MERCHANDISING

Viterra's marketing and logistics expertise allows us to generate additional margins, while maximizing efficiencies.

CONNECTING FARMERS TO DESTINATION CUSTOMERS

The commodities purchased from farmers are cleaned, blended and stored by Viterra. Each process adds value for our stakeholders. Merchandisers trade producers' commodities into domestic and international markets, matching supply with demand. Our merchandising teams work closely with those who manage our logistical requirements through trucking, rail, vessel and intermodal freight.

CREATING NUTRITIOUS FEED FOR ANIMALS

In Canada, the United States and New Zealand, we manufacture, sell and distribute feed products, nutritional supplements and commodity ingredients to livestock producers.

Viterra has:

- 15 feed mills in North America and Australia
- Construction of an additional mill in South Auckland, New Zealand with a total capacity of 180,000 tonnes

ADDING VALUE TO FOOD INGREDIENTS

Adding value to raw commodities – either at the point of production or near the point of delivery – allows Viterra to deliver the ingredients used by brand-name food manufacturers.

Viterra has:

- 21% of North American oat milling capacity
- 36% of industrial ingredient supply market
- Processing capabilities in canola and barley
- Viterra is now Australia's largest malt processor, with 500,000 metric tonnes capacity in eight plants

Viterra 2009 Business Review 17

connecting…

behaviour and performance

Viterra’s core values shape our approach to working

with customers, communities, employees and

investors, allowing us to build relationships

for long-term growth.

In fulfilling Viterra’s business mandate to supply

nutritious food ingredients around the world, we

recognize that our long-term success is tied to

our ability to have a positive impact on the lives

of our customers, employees and people in the

communities where we operate.

This requires a balanced approach to our financial,

social and environmental responsibilities – three

pillars that support our success today and our

potential for the future. We strive to continuously

improve our performance in each of these areas,

knowing that strong performance in all is essential

to creating a stable platform for growth.

At the heart of this are Viterra’s corporate values:

• Integrity

• Trust

• Respect

• High Performance

By shaping our corporate culture and decisionmaking

processes around these values, we

generate further investment, deeper trust and,

ultimately, stronger financial results that enable us

to deliver even more to our stakeholders.

a Platform for sustainable growth

Setting the Bar on Social Responsibility

Viterra recognizes its growing role in helping to

address key societal issues such as global food

security and potential impacts from climate change.

These are far-reaching issues that require clear

goals, strategies, and action plans.

While operating in a socially responsible manner

has always been a part of Viterra’s culture, in 2009

we embarked on a formalized process to assess our

sustainability practices in North America, beginning

with the establishment of a full-time management

position dedicated to a long-term strategy in this area.

To ensure we focus our energies on the most

important areas, we have reviewed sustainability related

impacts, initiatives and investments, and

initiated discussions with stakeholders. That has

helped to identify key drivers and issues to be

addressed and forms the basis for long-term

strategies related to sustainability. We are building

on this by assessing the contributions and impacts

of our Australian operations.

With a clear picture of the challenges and

opportunities before us, we are developing a

comprehensive framework to further embed

sustainability within our growing global business.

This will include establishing standards within our

operational model to ensure we are acting in a

manner that considers our influence on social and

environmental issues.

We intend to share our progress on this process

with our stakeholders on an ongoing basis.

Continuing Success

Core

Values to

.. Viterra 2009 Business Review

the modern view of agriculture

A sustainable approach to agriculture is

fundamental to maintaining a healthy, productive

and peaceful global society. Accordingly, Viterra’s

perspective on agriculture extends beyond any

single growing season and recognizes the longterm

need to maintain and increase production of

healthy food ingredients.

To achieve this, we work with farm customers

to encourage the adoption of sustainable, high yield

agricultural practices. This involves every

stage of Viterra’s value chain, from research and

development to seed technologies, animal feed

products and food processing.

With more than 225 agronomists and certified crop

advisors in Western Canada, we work with farmers

to assess soil fertility, identify ways to maximize

yields, and stay abreast of farming best practices

and innovations to minimize impacts on their land.

Similar programs are being explored in Australia

and New Zealand, allowing us to share information

that can improve agricultural production on a

global basis.

Putting food safety first

Food safety and quality are increasingly important

issues to global customers. Viterra has established

extensive quality management systems to ensure our

products meet all applicable standards.

Viterra works with partners and customers across

our supply chain – as well as scientists and

government experts – to evaluate and improve

upon practices that impact food safety or quality.

In 2010, we intend to introduce a new flax

seed, Nulin, that can deliver increased

amounts of omega-3 oils, dietary fibre and

protein while reducing saturated fat.

Seed technologies bring new

potential to sustainable agriculture.

Our XCEED canola, developed by

Canadian researchers, is designed

to grow in hot, dry growing

conditions improving yields and

reducing weather-related risks.

.. Viterra 2009 Business Review

Optimizing water usage is of particular

importance in Australia, where supplies

are under pressure and recent drought has

created additional challenges for farmers.

To minimize the impact of our operations,

Viterra has become involved with several

water conservation projects and continues

our support of activities initiated by ABB.

At Viterra’s Australian malt operations,

water use is being reduced by installing

water recycling plants and developing

efficiency plans.

Longer term, we are supporting scientific

research that could lead to new malting

processes designed to use less water.

One of these projects is exploring new

barley varieties and industrial malting

systems that could lead to malt with only

one steep (soaking) process. That could

reduce water usage by as much as 40%.

Working With stakeholders

In 2009, we were actively engaged on multiple

levels with stakeholders, including shareholders,

employees, communities, customers, suppliers and

other key stakeholders.

Through this process, we have identified a number

of key expectations of our performance:

- To be trustworthy and to operate responsibly, and

in accordance with all applicable laws

- To be profitable and successful over the long term

- To provide high-quality products and exceptional

service

- To be proud stewards of our shared natural

environment

- To provide fair compensation, meaningful career

opportunities, and a safe and respectful work

environment

Viterra launched its brand to more than 5,000

employees in 2009.

Malt processing in Australia

.. Viterra 2009 Business Review

Viterra 2009 Business Review

Optimizing water usage is of particular

importance in Australia, where supplies

are under pressure and recent drought has

created additional challenges for farmers.

To minimize the impact of our operations,

Viterra has become involved with several

water conservation projects and continues

our support of activities initiated by ABB.

At Viterra’s Australian malt operations,

water use is being reduced by installing

water recycling plants and developing

efficiency plans.

Longer term, we are supporting scientific

research that could lead to new malting

processes designed to use less water.

One of these projects is exploring new

barley varieties and industrial malting

systems that could lead to malt with only

one steep (soaking) process. That could

reduce water usage by as much as 40%.

Working With stakeholders

In 2009, we were actively engaged on multiple

levels with stakeholders, including shareholders,

employees, communities, customers, suppliers and

other key stakeholders.

Through this process, we have identified a number

of key expectations of our performance:

- To be trustworthy and to operate responsibly, and

in accordance with all applicable laws

- To be profitable and successful over the long term

- To provide high-quality products and exceptional

service

- To be proud stewards of our shared natural

environment

- To provide fair compensation, meaningful career

opportunities, and a safe and respectful work

environment

Viterra launched its brand to more than 5,000

employees in 2009.

Malt processing in Australia

addressing the climate change challenge

Climate change and climate change regulations

are important to agriculture. Issues related to

greenhouse gas emissions and water usage could

influence farm practices and productivity. Viterra is

actively developing a global approach to preparing

for any potential impacts on our business as one

step in protecting food production capability into

the future.

As an example, Viterra is pursuing opportunities

to reduce energy use and greenhouse gas

emissions at its facilities. This includes installation

of a new kiln at Port Adelaide in Australia, several

new grain dryers in Canada’s Prairie provinces,

as well as assessments of all the Australian malt

plants to identify energy savings and, in turn,

minimize greenhouse gas emissions.

agriculture meets environment

Environmental responsibility is at the heart of

sustainable food production, which is why Viterra

has aggressively pursued a program designed

to encourage no-till agriculture and reduce

greenhouse gas emissions.

No-till (or reduced-till) farming helps retain

moisture in the soil, reduce erosion, and sequester

carbon within soils. Through our Carbon Credit

program, we educate farmers on best agricultural

practices and provide an avenue for them to

monetize their efforts.

Viterra has purchased 500,000 Carbon Credit offsets

from our farmers, representing the equivalent of

500,000 metric tonnes of carbon dioxide captured

in the soil and not released into the atmosphere.

This initiative provides an incentive for farmers to get

involved in solutions related to climate change and

to share in Viterra’s commitment to environmentally

responsible and sustainable agriculture.

Doug Berry of Cypress River, Manitoba (r.) discusses his XCEED canola crop with Viterra’s Kent Klimpke,

Regional Manager, Manitoba (l.).

.. Viterra 2009 Business Review

taking a leadership role

Viterra supports the education of farm customers

in Canada to help them maximize the value of

their operations, while protecting their land and

minimizing the impact on the environment. In the

past fiscal year, Viterra has contributed in excess

of $1.8 million for this initiative.

We have committed an additional $1 million in

funding to support grower training in Australia,

drawing upon our experience in Canada and

building on our combined research and development

expertise. We envision a program that builds

on industry-wide education, training and sustainability

practices to encourage best practices in

agriculture and that supports a continuous

knowledge transfer between our two countries.

Building a culture of success

Viterra’s ability to achieve key goals and targets

is directly tied to our ability to attract, retain and

reward our employees – the people responsible

for our success.

In 2009, Viterra launched the program, Your Total

Rewards, a comprehensive package that includes

an equitable approach to base compensation, a

performance-based incentive program, a benefit

and pension plan, and an employee share purchase

plan to promote a stronger sense of ownership in

Viterra’s success.

In addition, we have adopted the same approach

to nutrition inside Viterra that we encourage with

customers around the world. By subsidizing fitness

and health programs, and keeping free oatmeal

and fruit available throughout our organization,

we encourage our people to remain healthy

and productive.

achieving record safety Performance

Just like farmers pursue record harvests,

Viterra has put a priority on safety performance

which protects our employees, serves customers

and establishes strong relationships with our

communities.

Guided by the Environment, Health and Safety

policy adopted by the Company’s Board of

Directors, our people vigorously pursue best

practices, and improved performance and results

are reported in real time. This has been built

into our Company’s operating systems through

mechanisms that include formal training, ongoing

on-site assessments and monthly facility meetings.

In 2009, we achieved our best-ever results for injury

prevention, reflecting the strong commitment of

our employees and contractors.

We use a similar approach to safeguarding

communities, bringing industry-leading best

practices to our management of fertilizers and

other agricultural products. For example, we have

worked collaboratively with the Canadian Fertilizer

Institute (“CFI”) on its Anhydrous Ammonia Code

of Practice for Storage, Handling and Distribution.

More of our facilities have completed the CFI

National Code of Practice Audit than any other

company. Viterra also has more than 80 specially

trained personnel and 16 equipment depots

strategically located across Western Canada ready

to respond to railcar, highway or field incidents

involving fertilizers or farm chemicals.

96%

safety index measurement

versus target of 90%

.. Viterra 2009 Business Review

sharing our commitments With communities

At the heart of our business is the desire to improve

people’s quality of life with food ingredients. We

back this up in communities by supporting events

and activities that encourage healthy lifestyles or

agricultural development in the areas in which we

work and live.

In total, we provided $1.2 million in North America

and Australia in support of our communities.

We are always focused on identifying areas

that are important to our stakeholders and that

are consistent with the goals and values of

our Company.

As an example, we partnered with the Canadian

Paralympic Committee to launch the Power of the

Prairies program in Western Canada. As part of

the initiative, Paralympic athletes visit schools to

educate youth about the importance of nutrition

and physical activity. This provides a forum for

discussion of the connection of proper nutrition

and healthy lifestyles, while emphasizing the role

Viterra plays in providing quality ingredients to

produce the foods that nourish people across

Canada and around the world.

In Australia, we have a Community Fund, which

offers financial grants for community projects in

the towns where Viterra conducts its business.

These small communities are often missed in

major funding projects. Therefore, the funding they

receive from Viterra makes a big difference.

Additionally, Viterra donated $83,000 AUD to

the Royal Flying Doctor Service of Australia, a

comprehensive aero medical organization that

delivers extensive primary health care and 24-hour

emergency service to those who live, work and

travel throughout Australia, particularly in remote

and regional areas.

In 2009, Viterra donated $50,000 of proprietary

seed and crop protection products to the Canadian

Foodgrains Bank.

Eight-time Paralympian, para-nordic skier Colette

Bourgonje joined Mayo Schmidt to launch Viterra’s

“Power of the Prairies”, a nutrition and wellness

education initiative targeting youth.

Royal Flying Doctor Service evacuate a patient in

South Australia.

.. Viterra 2009 Business Review

Viterra’s

Board of Directors

Thomas Birks

Chairman

3

Perry gunner

Deputy Chairman

3

mayo Schmidt

President and

Chief Executive Officer

Bonnie DuPont

Director

2, 4

Board committees

audit 1

human resources and compensation 2

nominating / corporate governance 3

safety, health and environment 4

Dallas Howe

Director

2, 3

Kevin Osborn

Director

1, 4

max venning

Director

2

Paul Daniel

Director

1

Larry ruud

Director

1, 4

Thomas chambers

Director

1, 2

herb Pinder Jr.

Observer

Tim Hearn

Director

2, 3

vic Bruce

Director

1, 4

Harold milavsky

Retiring Director

3, 4

Our Company has embraced the mantle of leadership

in our operating philosophies, policies and governance

practices. In addition to pursuing global growth and

financial returns for our investors, we continue to

be a responsible and caring employer and an active

corporate citizen. The Board explicitly acknowledges

its role as stewards of the Corporation and seeks to

add value by working with management to build a

successful, enduring enterprise.

Officers

of Viterra

Viterra’s management team has positioned Viterra as a leader,

shaping the future of agriculture, and expanding our Company’s reach and influence around the world.

don Chapman

senior Vice-president

International grain

fran Malecha

chief operating officer

rex Mclennan

chief Financial officer

Mike brooks

chief Information officer and

Vice-president

Information technology

rob Gordon

president, southeast asia and

senior Vice-president

Karl gerrand

senior Vice-president

Food processing

Steven berger

senior Vice-president

human resources

and transformation

grant theaker

Vice-president and treasurer

william Mooney

senior Vice-president

Feed products

doug wonnacott

senior Vice-president

agri-products

Robert Miller

senior Vice-president

north American grain

ron cameron

Vice-president and

group controller

Mayo Schmidt

president and

chief executive officer

colleen Vancha

senior Vice-president

Investor relations and

corporate affairs

george prosk

senior Vice-president

Financial products

andrew Muirhead

senior Vice-president

corporate development

ray dean

senior Vice-president and

general counsel/

corporate secretary

[LOGO] Essential ingredients. Global success. Calgary, Alberta

Bow Valley Square 2

3400 – 205 5th Avenue SW

Calgary, Alberta

Canada T2P 2V7

Telephone: 1-403-440-1119

Fax: 1-403-718-3829

Regina, Saskatchewan

2625 Victoria Avenue

Regina, Saskatchewan

Canada S4T 7T9

Telephone: 1-306-569-4411

Toll-Free: 1-866-569-4411

Fax: 1-306-569-4708

Winnipeg, Manitoba

CanWest Global Place

201 Portage Avenue

P.O. Box 6600

Winnipeg, Manitoba

Canada R3C 3A7

Telephone: 1-204-944-5411

Fax: 1-403-944-5454

Adelaide, Australia

124 – 130 South Terrace

Adelaide, South Australia

Australia 5000

Telephone: 011 61 8 8211 7199

Fax: 011 61 8 8231 1249

Corporate offices

Important Additional Information

The information contained herein is neither an offer to purchase nor a solicitation of an offer to sell, securities of Dakota Growers Pasta Company (the “Company”).  At the time that a subsidiary of Viterra Inc. (“Viterra”) commences its tender offer for all of the outstanding shares of common stock and Series D Preferred Stock of the Company, Viterra will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase, Letter of Transmittal and related tender offer documents, the “Tender Offer Documents”) with the Securities and Exchange Commission (the “SEC”).  Investors and Company shareholders are strongly advised to read the Tender Offer Documents, the related Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed by the Company with the SEC, and other relevant materials when they become available, because they will contain important information.

Investors and Company shareholders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Investors and Company shareholders may also read and copy any reports, statements and other information filed by Viterra, or the Company with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.